Exhibit 10.8

DATED:          July 28,  2001

(1)	HOLLEY GROUP SHARE HOLDING CO., LTD. (Parent Company)

and

(2)	PACIFICNET.COM, INC.

AGREEMENT
for the sale and purchase of an equity interest in a Joint Venture to be formed in the People’s Republic of China
by Holley Group Co., Ltd.

SOLICITORS

10th Floor,
Hutchison House,
10 Harcourt Road,
Central, Hong Kong.

Tel: (852) 2230 3500  Fax: (852) 2899 2996
Website: www.prestongates.com

Our ref.: 44036-00006/NKA-KA1L/KA1L

CONTENTS

Clause	Heading

1	Interpretation
2	Sale of Shares
3	Consideration
4	Conditions
5	Completion
6	Representations and warranties
7	Special Terms
8	Confidentiality and Exclusive Negotiation
9	Outsourcing
10	Release
11	Further Assurance, Attorney, Information and Debts
12	Costs
13	Announcements
14	Return of Documents
15	Complete Agreement
16	Assignment
17	Severability
18	Counterparts
19	Remaining in Force
20	Time of the Essence
21	No Waiver
22	Notices
23	Governing Law and Jurisdiction

THIS AGREEMENT is made the        28th         day of         July                       2001.

BETWEEN:

(1)	HOLLEY GROUP SHARE HOLDING CO., LTD (Parent Company) a company existing under the laws of the People’s Republic of China whose principal place of business is at No. 78 Morganshan Road, Hangzhou 310005, People’s Republic of China (“Vendor”); and

(2)	PACIFICNET.COM, Inc. a company existing under the laws of the State of Delaware in the United States of America and having its registered office at 7808 Creekridge Circle, Suite 101, Bloomington, MN 55439, United States of America (the “Purchaser”)

WHEREAS:

A.	As at the date hereof, the Vendor and its Subsidiaries (“the Vendor Group”) are principally engaged in operations covering electrical instruments, electronic materials, fine chemicals and real estate (“Holley Business”). The Group includes 16 manufacturing enterprises and two public companies which are listed on certain stock exchanges in the PRC (Holley Holding, Code: 0607; ST Hengtai, Code: 600097).

B.	The Vendor and the Purchaser are desirous of entering into a joint venture in the PRC such that the Purchaser shall own a 51% legal and beneficial interest in the Joint Venture (as defined below) and the Vendor shall own a 49% legal and beneficial interest in the Joint Venture. In order to facilitate the joint venture relationship between the parties, it has been agreed that the Purchaser shall purchase from the Vendor, either directly or indirectly, the said 51% interest in the Joint Venture (“Sale and Purchase”). In order to facilitate such Sale and Purchase, it is agreed that the Vendor shall immediately after execution of this Agreement either :-

(a) within 45 days of the date of this Agreement form (subject to the approval of the Purchaser) the Joint Venture whereby the shareholding structure of the Joint Venture shall allow and permit, in accordance with all rules, regulations and laws of the PRC (together with all legal and government approvals being obtained) for the Purchaser to directly purchase and hold an interest in the Joint Venture from the Vendor (“Holley JV Structure”); or

(b) in the event the Vendor is unable to form the Joint Venture based on the Holley JV Structure or the Purchaser (for any reason whatsoever) disapproves of the Holley JV Structure, then the Vendor shall procure that there be formed and incorporated in the British Virgin Islands a private company limited by shares in accordance with the laws of the British Virgin Islands ( the “Company”) for the sole purpose of holding and owning 51% of the entire equity interest in the Joint Venture and whereby the Vendor shall own 100% of the entire issued share capital of and in the Company after the Company’s incorporation and immediately prior to Completion and to be transferred and assigned to the Purchaser at Completion (“BVI JV Structure”).

C.	The Vendor shall immediately after the execution of this Agreement procure to be formed and established (subject to the approval of the Purchaser) a PRC Sino-foreign co-operative joint venture enterprise (“Joint Venture”) whereby the Purchaser shall upon Completion be the legal and beneficial owner of 51% of the Joint Venture (whether directly under the Holley JV Structure or indirectly under the BVI JV Structure) and the Vendor has agreed it will become the legal and beneficial owner of 49% of the Joint Venture upon incorporation of the Joint Venture. The Vendor shall be responsible (subject to the approval of the Purchaser) of procuring all agreements and documents be entered into by all necessary parties and person in order to form the Joint Venture, including the JV Agreement (hereinafter defined).

D.	The Vendor will transfer to the Joint Venture its interest in such portion of its business comprising cash, working capital and business assets (“Injected Business”) equal to the lesser amount of:

USD$1million;

OR

Operating Cash Reserve Requirements of the Joint Venture, being the sum of total monthly operating expenses and costs of good sold of the Joint Venture (derived from the proforma Joint Venture information provided under Clause 4.1.9) divided by 6.

E.	In addition to the JV Agreement, the Vendor shall, immediately after the signing of this Agreement, enter into the Extinguishment Agreement (hereinafter defined) to the effect that the Vendor shall upon the transfer of the Injected Business to the Joint Venture, extinguish and keep the Purchaser fully indemnified against all debts and liabilities attributable to the Injected Business which have arisen prior to such transfer.

F.	Subject to the above, the Vendor has agreed to sell and Purchaser has agreed to purchase from the Vendor the Sale Shares subject to and in accordance with the terms and conditions hereinafter set out.

NOW IT IS HEREBY AGREED as follows :

1.	INTERPRETATION

1.1	The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and Schedules.

1.2	In this Agreement except where the context otherwise requires the following words and expressions shall have the following meanings:

"Accounts"	the audited financial statements (including balance sheet and profit and loss account) relating to the Injected Business and each of the Joint Venture, the Vendor, the Company (if applicable) and of each of their respective Subsidiaries prepared in accordance with generally accepted accounting principles in the PRC if in relation to the Vendor and each of its Subsidiaries (excluding the Company), and in accordance with generally accepted accounting principles of the United States if in relation to the Injected Business, the Joint Venture and the Company (if applicable) and each of their respective Subsidiaries;

this “Agreement”	means this agreement, and reference to this Agreement shall be construed as references to this Agreement as it may be amended or supplemented from time to time by the parties hereto in writing;

“Articles of Association”	means the articles of association and the terms thereof of the Joint Venture to be negotiated by the Vendor and the Purchaser in good faith and the terms of which are to be mutually agreed upon by the parties on or before the Conditions Precedent Date subject at all times that the final version as executed or to be executed shall be in such form and substance satisfactory to the Purchaser;

"Auditors"	Auditors mutually approved and agreed by the parties hereto on or before the Conditions Precedent Date;

"Business Day"	any day on which banks are open for business in Hong Kong and Hangzhou, PRC (excluding Sundays, public holidays in Hong Kong, Hangzhou, PRC and days on which the Typhoon Signal No.8 is hoisted or the Black Rainstorm warning is signaled and still in effect before 3 p.m. in Hong Kong or similar signals are hoisted or in place and still in effect before 3 pm in Hangzhou, PRC such that businesses and schools are closed in Hangzhou, PRC), provided that each business day shall finish (and then the next business day commence) at 4pm except Saturdays which shall so finish at 12.30pm;

"Completion"	completion of the sale and purchase of the Sale Shares in accordance with Clause 5 of this Agreement;

"Completion Accounts"	the consolidated balance sheet relating to the Injected Business and to each of the Joint Venture, the Vendor, the Company (if applicable) and each of their respective Subsidiaries made up to the close of business on the Completion Date and the audited consolidated profit and loss account relating to the Injected Business and to each of the Joint Venture, the Vendor, the Company and each of their respective Subsidiaries for the period from the Accounting Date to the Completion Date, prepared in accordance with generally accepted accounting principles in the PRC if in relation to the Vendor and each of its Subsidiaries (excluding the Company (if applicable)), and in accordance with generally accepted accounting principles of the United States if in relation to the Injected Business, the Joint Venture and the Company (if applicable) and each of their respective Subsidiaries; and certified by Auditors.

"Consideration"	the consideration payable for the sale and purchase of the Sale Shares to the Vendor pursuant to Clause 3;

“Consideration Shares”	means 4,000,000 PACT Shares to be issued to the Vendor on Completion as the Consideration in accordance with the terms and conditions of this Agreement; The shares to be issued and allotted to the Purchaser pursuant to the terms and condition of this Agreement by the Purchaser to the Vendor will not be registered under the Securities and Exchange Act of 1933 of the United States and are subject to restrictions on transferability;

“Control”	means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Dispose”	means, to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into any agreement for any of the same and the expression “Disposal” shall be construed accordingly;

“Distributions”	means with respect to any period, such amount of profit distributions and allocations given or to be given to the shareholders of the Joint Venture in an amount as may be reasonably determined by the board of directors of the Joint Venture or required or authorized in accordance with the relevant laws of the PRC;

“Employment Agreements”	means the Employment Agreements to be entered into between the Joint Venture and each of the Key Employees to be negotiated by the Vendor and the Purchaser in good faith and the terms of which are to be mutually agreed upon by the parties on or before the Conditions Precedent Date subject at all times that the final version as executed or to be executed shall be in such form and substance satisfactory to the Purchaser;

“EMS Distribution Agreement”	means the distribution agreement to be entered into between the Purchaser and the Vendor whereby the Purchaser shall grant the Vendor rights to distribute and market EMS in such territory agreeable to the Purchaser and to be negotiated by the Vendor and the Purchaser in good faith and the terms of which are to be mutually agreed upon by the parties subject at all times that the final version as executed or to be executed shall be in such form and substance satisfactory to the Purchaser;

“EMS Software Agreement”	means the software development agreement to be entered into between the Purchaser and the Vendor in respect of the development of e-commerce and EMS software and application to be negotiated by the Vendor and the Purchaser in good faith and the terms of which are to be mutually agreed upon by the parties subject at all times that the final version as executed or to be executed shall be in such form and substance satisfactory to the Purchaser;

“EMS License”	means the software license to be granted by the Purchaser in favour of the Vendor in respect of those software developed in accordance with the EMS Software Agreement to be negotiated by the Vendor and the Purchaser in good faith and the terms of which are to be mutually agreed upon by the parties subject at all times that the final version as executed or to be executed shall be in such form and substance satisfactory to the Purchaser;

“Encumbrance”	means and includes any option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien, hypothecation, title retention, right of set off, claim or counterclaim, trust arrangement or other security or encumbrance or any equity or restriction;

“Escrow Agent”	means such person mutually acceptable to the Purchaser and the Vendor and to be appointed by the parties hereto to facilitate the escrow arrangements set out in this Agreement;

“Escrow Agreement”	means the escrow agreement in to be entered into between the Vendor, the Purchaser and the Escrow Agent in respect of the Consideration Shares pursuant to Clause 7 to be negotiated by the Vendor and the Purchaser in good faith and the terms of which are to be mutually agreed upon by the parties on or before the Conditions Precedent Date subject at all times that the final version as executed or to be executed shall be in such form and substance satisfactory to the Purchaser;

“Extinguishment Agreement”	means the indemnity agreement to be entered into by the Vendor and the Joint Venture in respect of the liabilities and debts attributable to the Injected Business being transferred to the Joint Venture to be negotiated by the Vendor and the Purchaser in good faith and the terms of which are to be mutually agreed upon by the parties on or before the Conditions Precedent Date subject at all times that the final version as executed or to be executed shall be in such form and substance satisfactory to the Purchaser;

“Government Contract and Recognition”	means those agreements (to be negotiated by the Vendor and the Purchaser in good faith and to be mutually agreed upon by the parties on or before the Conditions Precedent Date) entered into between the Vendor and/or its Subsidiaries with such PRC government authorities concerning the Holley Business which are to be transferred and assigned to the Joint Venture by the Vendor;

"Hong Kong”	Hong Kong Special Administrative Region of the PRC;

“HK$”	Hong Kong dollars;

"Intellectual Property”	patents, trade marks, service marks, registered designs, utility models, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, inventions, confidential information, know–how and business names and any similar rights situated in any country; and the benefit (subject to the burden) of any and all licenses in connection with any of the foregoing;

“JV Agreement”	means the PRC Sino foreign co-operative joint venture agreement and the related Memorandum of Association and Articles of Association to be entered into (subject to the approval of the Purchaser) on or before the Conditions Precedent Date either (i) between the Company and the Vendor if in relation to the BVI JV Structure; or (ii) between the Vendor and such third party used to form the Joint Venture if in relation to the Holley JV Structure, including its variation, modification and supplement necessitated by the requirements of the PRC approving authority and approved by the Purchaser;

“Key Employees”	means key employees mutually agreed upon by the Purchaser and Vendor on or before the Condition Precedent Date and who shall be employed by the Joint Venture;

“Memorandum of Association”	means the memorandum of association and the terms thereof of the Joint Venture to be negotiated by the Vendor and the Purchaser in good faith and the terms of which are to be mutually agreed upon by the parties on or before the Conditions Precedent Date subject at all times that the final version as executed or to be executed shall be in such form and substance satisfactory to the Purchaser;

“Net Income”	means, for any period, all revenues and income of any kind or description received during such period by the Joint Venture minus all costs, expenses and taxes paid (whether income, corporate, sales or otherwise to the relevant tax authorities) or incurred during such period by the Joint Venture as may be determined in accordance with generally accepted accounting principles in the United States;

“Net Revenue”	means, for any period, all revenues and income of any kind or description received during such period by the Joint Venture as may be determined in accordance with generally accepted accounting principles in the United States;

“PACT Shares”	ordinary shares of US$0.0001 each in the capital of the Purchaser;

“Person”	means any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision;

“PRC”	the People’s Republic of China;

"Purchaser’s Solicitors”	Preston Gates & Ellis, 10th Floor, Hutchison House, 10 Harcourt Road, Central, Hong Kong (Attn : Mr. Keith A. Lee);

“Release Criteria”	means the basis and conditions by which the Escrow Agent shall release the relevant portion of Consideration Shares to the Vendor on the Release Date pursuant to the schedule in Clause 7.1;

“Release Date”	means the relevant date by which the Escrow Agent, pursuant to the Escrow Agreement, shall release such portion of Consideration Shares to the Vendor in accordance with the schedule in Clause 7.1 and upon the Release Criteria being satisfied;

“Reserves”	means, with respect to any period, the amount of funds set aside, or amounts allocated during such period, for (a) funding reserves for contingent liabilities, working capital, repairs, replacements, renewals, and (b) paying taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Joint Venture;

"Sale Shares"	means either (i) the ordinary shares of the Company (being 100% of the existing issued and allotted share capital on a fully diluted basis) such shares being beneficially owned by and registered in the name of the Vendor if in relation to the BVI JV Structure which may be used as the basis of the Sale and Purchase in accordance with the terms of this Agreement; or (ii) 51% of the entire legal and equity interest of and in the Joint Venture if in relation to the Holley JV Structure which may be used as the basis of the Sale and Purchase in accordance with the terms of this Agreement;

"Subsidiaries"	means in respect of a Person, a subsidiary of another company (or shall deemed to be), if :-

(a) that other company (i) controls the composition of the board of directors of such Person; or (ii) controls more than half of the voting power of such Person; or (iii) holds more than half of the issued share capital of such Person (excluding any part of it which carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(b) such Person is a subsidiary of any company which is that other company's subsidiary;

“Supply of Goods and Services Agreement”	means the agreement to be entered into between the Joint Venture and the Vendor for the supply of goods and services by the Joint Venture to the Vendor in order for the Joint Venture to achieve the Net Revenue and Net Income warranted by the Vendor in Clause 7 to be negotiated by the Vendor and the Purchaser in good faith and the terms of which are to be mutually agreed upon by the parties on or before the Conditions Precedent Date subject at all times that the final version as executed or to be executed shall be in such form and substance satisfactory to the Purchaser;

"tax" and "taxation"	includes all forms of tax, levy, duty, charge, fee, contribution, impost or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by a local, municipal, governmental, state, federal or other body or authority in Hong Kong or elsewhere (including any fine, penalty, surcharge or interest in relation thereto);

“US$”	United States dollars;

“United States”	United States of America;

"Warranties"	the representations, warranties and undertakings contained or referred to in Clause 6.

1.3	References in this Agreement to ordinances and to statutory provisions shall be construed as references to those ordinances or statutory provisions as respectively as modified (on or before the date hereof) or re–enacted (whether before or after the date hereof) from time to time and to any orders, regulations, instruments or subordinate legislation made under the relevant ordinances or provisions thereof and shall include references to any repealed ordinance or provisions thereof which has been so re–enacted (with or without modifications).

1.4	The headings are for convenience only and shall not affect the construction of this Agreement.

1.5	All representations, undertakings, warranties, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.6	Any document referred to herein as being "in the agreed terms" shall be in a form already agreed between the Solicitors acting for the parties hereto.

1.7	Except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include incorporations and firms and vice versa.

1.8	Reference to clauses, sub–clauses, paragraphs and schedules are (unless the context requires otherwise) to clauses, sub–clauses, paragraphs and schedules of this Agreement.

1.9	The expressions "the Vendor", the “Company” and “the Purchaser” shall unless the context requires otherwise shall include their successors, personal representatives and permitted assigns.

2A.	FORMATION OF JOINT VENTURE AND STRUCTURE

2A.1	The Vendor hereby agrees that it shall within 45 days from the date hereof (“45 Day Period”) use its best endeavors to procure the formation of the Joint Venture under the Holley JV Structure (such formation and structure is subject at all times to the approval in writing of the Purchaser in its sole discretion) and such that the Purchaser shall be able to, on Completion, directly purchase, own and hold 51% of the entire legal and beneficial interest of and in the Joint Venture in accordance with the terms of this Agreement. Such 51% equity interest of and in the Joint Venture shall be the subject of the Sale Shares of this Agreement to be sold by Vendor to the Purchaser free from all Encumbrances;

2A.2	In the event that Vendor is unable to procure the formation of the Joint Venture under the Holley JV Structure either within the 45 Day Period or with the approval of the Purchaser such that the Purchaser shall be able to, on Completion, directly purchase, own and hold 51% of the entire legal and beneficial interest of and in the Joint Venture, then the Vendor agrees that it shall on the expiry of the 45 Day Period or disapproval by the Purchaser in writing (whichever is earlier) :-

	(a)	Within 5 days immediately after the 45 Day Period shall and/or shall procure to be incorporated the Company in order to facilitate the formation of the Joint Venture in accordance with the BVI JV Structure;
	(b)	The primary objective of the Company and its Subsidiaries is to carry on the business of holding the Sale Shares and participate in the management and affairs of the Joint Venture.
	(c)	The Vendor shall procure that the Company shall have an authorized share capital of US$100,000 divided into 10,000,000 ordinary shares of [US$0.01] each;
	(d)	The Vendor shall be the first and only shareholders and directors of the Company holding one (1) share to be fully paid up which shall represent the entire issued share capital of the Company on a fully diluted basis before and after Completion;
	(e)	The terms and conditions of the Company’s memorandum and articles of association shall be those as agreed to and approved by the Purchaser in writing;
	(f)	All costs and expenses (including legal costs) in respect of the formation and incorporation of the Company shall be borne by the Vendor absolutely.

2A.3	In the event that Holley JV Structure is not agreed upon or adopted to be used by the Purchaser within the 45 Day Period to facilitate the Sale and Purchase contemplated herein this Agreement, then the BVI JV Structure shall be deemed to be the agreed structure to be used by the parties to the facilitate the Joint Venture and sale of the 51% equity interest in the Joint Venture to the Purchaser. The entire issued share capital of and in the Company representing the 51% beneficial and legal ownership in the Joint Venture shall be the subject of the Sale Shares to be sold to and purchased by the Purchaser from the Vendor herein.

2.	SALE OF SHARES

2.1	Subject to the fulfilment of all the conditions in Clause 4.1, the Vendor shall sell as beneficial owner and the Purchaser shall purchase the Sale Shares free from all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto including all dividends and distributions declared, made or paid on or after the date of this Agreement in respect of the Sale Shares.

2.2	The Vendor hereby waives and agrees to procure before Completion the irrevocable waiver of pre–emption rights and any other restrictions whatsoever on the transfer or issue which may exist in relation to the Sale Shares howsoever derived.

3.	CONSIDERATION

3.1	The Consideration for the Sale Shares shall be satisfied by the Purchaser upon Completion by the Purchaser issuing and allotting to the Vendor the Consideration Shares.

4.	CONDITIONS

4.1	This Agreement is conditional upon:

	4.1.1	the Purchaser being satisfied with the results of financial and legal due diligence review to be conducted by it on the Vendor Group, the Company (if applicable) and the Injected Business;

	4.1.2	the receipt of the Vendor of all necessary consents, approvals and authorisations having been obtained from the applicable PRC approving state authorities (“Main Approving Authority”) and the State Administration for Industry and Commerce and any other approving authority, if necessary (“Other Approving Authorities”) in connection with the purchase of the Sale Shares by the Purchaser, the establishment and incorporation of the Joint Venture, the implementation of all transactions contemplated under the JV Agreement and the Extinguishment Agreement and all other matters incidental thereto and their certified copies having been provided to the Purchaser and which are all in form and substance satisfactory to the Purchaser;

	4.1.3	the performance in full by the Vendor of its obligations contained in Clause 6.2;

	4.1.4	the formation of the Joint Venture based on the Holley JV Structure which is in form and substance satisfactory to the Purchaser and as set out it Clause 2A.1 or formation of the Joint Venture in accordance with the BVI JV Structure which is in form and substance satisfactory to the Purchaser.

	4.1.4A	If the BVI JV Structure is adopted in accordance with Clause 2A, the establishment and incorporation of the Company by the Vendor (to the satisfaction of the Purchaser) including the fulfillment of all those matters set out in Clause 2A.2.

	4.1.5	the establishment and incorporation of the Joint Venture to the satisfaction (in writing) of the Purchaser, including the execution of following documents in the form and based on the terms and conditions that have been approved by and are satisfactory to the Purchaser and with approval of the directors of the Purchaser at a meeting of directors:

	(a)	JV Agreement;
	(b)	Articles of Association of the Joint Venture
	(c)	Memorandum of Association of the Joint Venture;
	(d)	Extinguishment Agreement

	4.1.6	save for those matters required to be performed by the parties at Completion, all steps and actions required to be taken by the Vendor to give effect to the purchase of the Sale Shares by the Purchaser and the transfer of the business of the Vendor to the Joint Venture in accordance with the JV Agreement and the Extinguishment Agreement having been completed;

	4.1.7	the Purchaser having received :-

	(a)	a legal opinion from a legal adviser in the PRC acceptable and satisfactory to the Purchaser confirming, inter alia, (i) the legality, validity and enforceability of the JV Agreement, the Extinguishment Agreement, the Employment Agreements, the PACT-Holley Agreements (as defined below and to be entered into by the Vendor pursuant to Clause 7), Supply of Goods and Services Agreement, and any other agreements to be entered into by any of the Vendor or the Joint Venture pursuant to or as contemplated under this Agreement; (ii) that the Sale Shares can be transferred to and owned by the Purchaser in the manner contemplated herein; (iii) the consents, approvals and authorisations referred to in Clause [4.1.2] and the matters referred to in Clause [4.1.4] having been obtained, performed and completed; and

	(b)	a legal opinion (in form and substance satisfactory to it from a legal adviser in each of the jurisdictions the Company (if applicable) and the Vendor are incorporated confirming, inter alia (i) the legality, validity and enforceability of this Agreement and the transactions contemplated herein in its jurisdiction of incorporation and (ii) that the Company and the Vendor (as applicable) are validly existing and duly incorporated and are of good standing in its jurisdiction of incorporation.

	4.1.8	the Vendor having duly executed, delivered and exchanged (or procured to be executed, delivered and exchanged) the following agreements:-

	(a)	The Employment Agreement (in such form and upon such terms mutually agreed upon by the Purchaser and Vendor) duly executed by the Joint Venture and each of the Key Employees;
	(b)	The Supply of Goods and Services Agreement (in such form and upon such terms mutually agreed upon by the Purchaser and Vendor) duly executed by the Vendor and the Joint Venture; and
	(c)	The Escrow Agreement (in such form and upon such terms mutually agreed upon by the Escrow Agent, the Purchaser and Vendor) duly executed by the Escrow Agent, the Purchaser and the Vendor.

	4.1.9	The Vendor having obtained certification from the Auditors stating that proforma financial results of the Joint Venture as set out in Section A(2) (a) (2) of the Agreement in Principle dated 11th June 2001 and signed between the Purchaser and the Vendor are suitable and appropriate for inclusion in a Form 8K filing of the Purchaser with the Securities and Exchange Commission in the United States;

	4.1.10	The Vendor having made reasonable efforts to duly directly or indirectly transfer and assign the Government Contracts and Recognition and Operational Contracts (the “Holley Assignments”) to the Joint Venture and obtained all necessary licenses and approvals from all relevant authorities in the PRC and in accordance with all PRC rules, regulations and laws;

	4.1.11	All necessary consents, approvals and authorisations having been obtained from all applicable authorities in the PRC by the Vendor in respect of the establishment and incorporation of the Joint Venture and the operation of its business and the Company or the Purchaser (as the case may be) becoming the foreign investor in the Joint Venture;

	4.1.12	The Vendor having undertaken in writing to the Company (such written undertaking to be in form and substance satisfactory to the Purchaser) that it will bear and indemnify the Company and the Joint Venture against all losses, damages, claims and liabilities suffered or incurred by each or either of them which arises, whether directly or indirectly, from any breach or non-compliance by the Joint Venture or the Vendor of any applicable laws, rules, regulations, orders, directives or policies (whether having the force of law or otherwise) prior to the Company effectively acquiring a fifty one per cent (51%) equity interest in the Joint Venture (including without limitation any breach or non-compliance in connection with the establishment of the Joint Venture, the operation of its business and any transfer of interests in the Joint Venture by any existing or former shareholders of the Joint Venture);

	4.1.13	evidence satisfactory to the Purchaser having been provided to it showing that the Company or the party owning the Sale Shares (as the case may be) and all other shareholders of the Joint Venture have made capital contributions to the Joint Venture in the manner provided by its Memorandum of Association and Article of Association or by any certificates, licenses, consents or permits granted to the Joint Venture in respect of its establishment and/or operation;

	4.1.14	such documents and other evidence as the Purchaser may request having been provided to it showing that the Joint Venture is legally and properly established and in existence and that the Company has effectively acquired a 51 per cent equity interest in the Joint Venture in accordance with all applicable laws, rules and regulations;

	4.1.15	the parties hereby agree that the Vendor shall give warranties and representations (in addition to those Warranties set out in Clause 6) to the Purchaser concerning the state, affairs, business and matters of each of the Vendor, Company (if applicable), Joint Venture. In this regard, it shall be a condition precedent to Completion that the Vendor shall make such warranties and representations in writing to the Purchaser in form and substance mutually acceptable to the Vendor and Purchaser concerning the state, affairs, business and matters of each of the Vendor, Company (if applicable), Joint Venture as at Completion and deliver the same, duly executed, to the Purchaser.

	4.1.16	save for Completion, all steps and actions required to be taken by the parties hereto and the Company (if applicable) to give effect to the sale and purchase of the Sale Shares hereunder and all other transactions contemplated hereunder having been taken and completed;

	4.1.17	if required, the relevant stock exchange, government and securities authority and regulator in the United States granting listing of and permission to issue and allot the Consideration Shares (including the escrow arrangement as stated in Clause 7) which fall to be issued in accordance with the terms herein;

	4.1.18	if required, the shareholders of the Purchaser at a meeting of members approving this Agreement, the purchase of the Sale Shares, creating and giving authority for the issue of the Consideration Shares to the Vendor, the implementation of the transactions contemplated hereunder and all other matters incidental hereto in accordance with the provisions of the Purchaser’s articles of association and by-laws and such rules, regulations and laws in force from time to time in the United States and which apply to the Purchaser;

	4.1.19	if required, a resolution at a meeting of Directors of the Purchaser approving this Agreement, the PACT Assignments, the purchase of the Sale Shares, creating and giving authority for the issue of the Consideration Shares to the Vendor, the implementation of the transactions contemplated hereunder and all other matters incidental hereto in accordance with the provisions of its articles of association and by-laws and such rules, regulations and laws in force from time to time in the United States and which apply to the Purchaser;

	4.1.20	all other matters as may be reasonably required or may be deemed reasonably necessary by the Purchaser and/or the Vendor (as the case may be) in order to complete all of the transactions contemplated herein this Agreement.

4.2	The Vendor and the Purchaser shall use their respective endeavors to ensure that the conditions set out in Clause 4.1 shall be fulfilled by the date set out in Clause 4.3. The Purchaser may in its sole and absolute discretion, waive any of the conditions set out in Clauses 4.1.1 to 4.1.16 prior to Completion.

4.3	If the Vendor is unable to comply with and fulfill any of the conditions set out in Clauses 4.1.2 to 4.1.16 and 4.1.20 (save for the event of termination by either party pursuant to Clause 4.4 below) or has failed to procure, provide, execute, deliver or perform such documents, acts or deeds it is obligated to perform in Clauses 4.1.2 to 4.1.16 and 4.1.20 (save for the event of termination by either party pursuant to Clause 4.4 below) to the full satisfaction of the Purchaser and with the approval of the directors of the Purchaser at a meeting of directors on or before 30th October 2001 (“Conditions Precedent Date”), the Purchaser may in its sole discretion:

	(a)	defer the Conditions Precedent Date and Completion Date to a date not later than November 30, 2001 (and so that the provisions of this Clause 4 shall apply to fulfilment of the Conditions as so deferred and the Completion and Completion Date as set out in Clause 5 shall be deferred accordingly); or

	(b)	proceed to Completion so far as practicable but without prejudice to the rights of the Purchaser; or

	(c)	rescind this Agreement, without prejudice to any rights the Purchaser may have in respect of the Vendor’s non-compliance or non-fulfilment of the conditions set out in Clause 4.1.

In the event that this Agreement is rescinded by the Purchaser pursuant to Clause 4.3 (c) above, then the Vendor shall pay to the Purchaser the sum of US$500,000 immediately upon rescission by the Purchaser thereafter payment neither party shall have any claim against or liability to the other party. The Vendor and Purchaser agree that the payment to the Purchaser for the sum of US$500,000 shall be waived in the event that the conditions outlined in Clause 4.1.2 and Clause 4.1.11 respectively are not fulfilled by the Vendor.

4.3A	If the Purchaser is unable to comply with and fulfill any of the conditions set out in Clauses 4.1.17 to 4.1.20 (save for the default or cause of the Vendor or event of termination by either party pursuant to Clause 4.4 below) or has failed to procure, provide, execute, deliver or perform such documents, acts or deeds it is obligated to perform in Clauses 4.1.17 to 4.1.20 (save for the default or cause of the Vendor) on or before the Conditions Precedent Date, the Vendor may in its sole discretion:

	(a)	defer the Conditions Precedent Date and Completion Date to a date not later than November 30, 2001 (and so that the provisions of this Clause 4 shall apply to fulfilment of the Conditions as so deferred and the Completion and Completion Date as set out in Clause 5 shall be deferred accordingly); or

	(b)	proceed to Completion so far as practicable but without prejudice to the rights of the Vendor; or

	(c)	rescind this Agreement, without prejudice to any rights the Vendor may have in respect of the Purchaser’s non-compliance or non-fulfilment of the conditions set out in Clause 4.1.

In the event that this Agreement is rescinded by the Vendor pursuant to Clause 4.3A(c) above, then the Purchaser shall pay to the Vendor the sum of US$500,000 immediately upon rescission by the Vendor and thereafter payment neither party shall have any claim against or liability to the other party.

4.4	The parties hereto agree that this Agreement may be terminated at any time (by written notice served on the other party) on or before 30th October 2001 (with immediate effect and thereafter no party to this Agreement shall have any claim against or liability to the other party save in respect of any antecedent breaches of this Agreement and subject to the payment of such amounts to such party as set out below) by either the Vendor or the Purchaser upon the resolution of the board of directors at a meeting of directors of either the Vendor or the Purchaser (as the case may be). It is acknowledged by the parties hereto that the matters set out in this Agreement leading up to Completion, including those set out in Clause 4.1 shall incur a considerable amount of time, costs and expenses on the part of both parties and in this regard it is hereby further agreed by all parties hereto that :-

	(i)	in the event that this Agreement is terminated by the board of directors at a meeting of directors of the Purchaser or the Vendor (as the case may be), following the approval of this Agreement by the board of the Purchaser and by the board of the Vendor, but prior to the voting of this Agreement by the shareholders of the Purchaser and/or the shareholders of the Vendor on or before 30th October 2001 (if required), then the terminating party shall pay to the other party the sum of US$250,000 within three days of a termination notice being served on the other party;

	(ii)	In the event the shareholders at a meeting of shareholders (if required) of the Purchaser or the Vendor (as the case may be) do not approve this Agreement and the transactions contemplated herein, the first party whose shareholders at a meeting of shareholders (if required) has failed to obtain the relevant approval shall pay to the other party sum of US$250,000 within three days of the relevant shareholders meeting.

	(iii)	in the event that this Agreement is terminated by the board of directors at a meeting of directors of the Purchaser or the Vendor (as the case may be), following the approval of this Agreement by the board of the Purchaser, and after the approval of this Agreement by the shareholders of the Purchaser on or before 30th October 2001 (if required), then the terminating party shall pay to the other party the sum of US$500,000 within three days of a termination notice being served on the other party.

For the purpose of guaranteeing the payment of the damages referred to in Clause 4.3 and 5.4 (if any) or break-up fees by the Vendor to the Purchaser (if any) as set out above, the Vendor hereby agrees to procure that its Subsidiary, Holley Holding (U.S.A.) Ltd (“China Holley USA”), a company incorporated in California with registered office address at 131 South Maple Avenue, Unit 6, South San Francisco, CA 94080, shall within 3 business days from the date of this Agreement, duly execute and deliver a deed of guarantee (in form and substance acceptable to the Purchaser) of payment for the fulfillment and payment of the amounts set out in and in accordance with this Clauses 4.4, 4.3 or 5.4 in favor of the Purchaser and shall procure that China Holley USA shall maintain a minimum balance of US$500,000 in a bank account in the United States and send such details of bank account and bank statements to the Purchaser immediately upon request.

4.5	The Vendor and the Company undertakes to disclose in writing to the Purchaser anything which will or may prevent any of the conditions from being satisfied at or prior to Completion, as applicable, immediately upon the Vendor and/or the Company becoming aware of such a situation.

4.6	Until Completion, the Vendor and the Company shall procure that the Purchaser, its agents and representatives are given reasonable access to such documents relating to the Joint Venture, the Injected Business, the Vendor Group, the Company and the Subsidiaries, as the Purchaser shall request.

5.	COMPLETION

5.1	Subject to the terms of this Agreement, Completion shall take place pursuant to this clause at such place and location to be mutually agreed upon by the Purchaser and the Vendor on or before the 31st October 2001 or such later date as may be stipulated in accordance with Clause 4.3 (a) or 4.3A (a), as the case may be (“the Completion Date”). The parties shall agree on the place and location where Completion shall take place on or before 31st October 2001 and failing such agreement then the place and location where Completion shall take place shall be in Hong Kong at the office of the Purchaser’s Solicitors.

5.2	On Completion the Vendor shall:

	(a)	cause to be delivered to the Purchaser:

	(i)	if the same shall not have been provided prior to Completion, certified copies of all consents, approvals and authorisations referred to in Clause 4.1. and such other documents and evidence showing the fulfilment of the conditions by the Vendor of the applicable conditions set out in Clause 4.1 ;

	(ii)	if the same shall not have been provided prior to Completion, certified copies of the documents referred to in Clauses 4.1;

	(iii)	if the same shall not have been provided prior to Completion, certified copies of the business licence of the Joint Venture the JV Agreement (in its final form as approved by the Main Approving Authority) duly executed by the Company and the Vendor and the final version of the Memorandum of Association and Articles of Association of the Joint Venture (in the agreed terms and in its final form duly approved by the Main Approving Authority) of the Joint Venture;

	(iv)	if the same shall not have been provided prior to Completion, certified copies of all necessary resolutions of the board of directors and the shareholders of the Vendor approving the signing of the JV Agreement and the Extinguishment Agreement, all other documents required by the Main Approving Authority and all those other agreements set out in Clause 4.1;

	(v)	if required and if applicable, the original Certificate of Good Standing of the Company and the consent letter (if applicable) issued by the Vendor to the BVI agent for release of information to the Purchaser and the registration of the Sale Shares in favour of the Purchaser together with the duly executed instrument(s) of transfer of the Sale Shares by the registered holder(s) thereof in favour of the Purchaser or as it may direct together with the relative certificates;

	(vi)	if required and if this transaction is on the basis of the Holley JV Structure, the duly executed instrument(s) of transfer of the Sale Shares by the registered holder(s) thereof in favour of the Purchaser or as it may direct together with the relative certificates together within any other documents or deeds which shall prove and render the Purchaser the lawful legal and beneficial owner of 51% of the entire equitable interest of and in the Joint Venture;

	(vii)	if applicable, resolutions of the board of directors of the Company approving the transfer of the Sale Shares by the Vendor to the Purchaser or as it may direct;

	(viii)	such other documents as may be reasonably required to give to the Purchaser good title to the Sale Shares free from all claims, liens, charges, equities and encumbrances and third party rights of any kind and to enable the Purchaser (or as it may nominate) to become the registered holder thereof;

	(ix)	if applicable, all statutory and other books and records (including financial records) duly written up to date of the Company and its certificate of incorporation, common seal and any other papers, records and documents of the Company;

	(x)	the Completion Accounts;

	(xi)	if applicable, a certified copy of the resignation of all existing directors of the Company;

	(xii)	The certificate referred to in Clause 4.1.9.

	(b)	if requested by the Purchaser, cause such person(s) as the Purchaser may nominate to be validly appointed as additional directors of the Company and cause the existing directors of the Company to resign with effect from the Completion Date.

5.3	On Completion and subject to the simultaneous performance of the obligations of the Vendor contained in Clause 5.2, the Purchaser shall cause to be delivered to the Escrow Agent the certificate(s) for such number of Consideration Shares issued and credited as fully paid, such shares upon issue to rank pari passu (save and subject to any restrictions on sale and transfer of the Consideration Shares by the Purchaser as well as those restrictions set out in Clause 7 hereof) with the existing Consideration Shares registered in the name of the Vendor or Holley Holding (U.S.A.) Ltd.

In addition, Purchaser should deliver to Vendor:
	a)	certified copy of Board resolution approving this agreement and the issue and allotment of consideration shares and certified copy of share holders resolution certified by any director of the Purchaser ,
	b)	certified copy of the receipt of the escrow agent of the consideration shares pursuant to this clause 5.3, and ,
	c)	certified copy of Board resolution approving the appointment of the three directors named by the Vendor as directors of the Board of Purchaser. The total number of directors of the Purchaser as outlined in the by laws is 9.
	d)	If required, the Purchaser should deliver to the Vendor certified copy of approvals of the relevant stock exchange, government and securities authority and regulator in the United States granting listing of and permission to issue and allot the Consideration Shares.

5.4	If any party hereto shall be unable to comply with any of its obligations under this Clause 5 on the Completion Date, the party not in default may :-

	(a)	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5 shall apply to Completion as so deferred); or

	(b)	proceed to Completion so far as practicable but without prejudice to the rights of the non-defaulting party; or

	(c)	rescind this Agreement, without prejudice to any rights the non-defaulting party may have in respect of such default.

In the event that this Agreement is rescinded pursuant to Clause 5.4(c), then the defaulting party shall (in addition and without prejudice to any other rights or claims for damages the non-defaulting may have against the defaulting party) pay to the non-defaulting party the sum of US$500,000 immediately upon rescission by the non-defaulting party

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	Representations, Warranties and Undertakings of Both the Vendor and Purchaser

	6.1.1.	Each of the Warranties shall be deemed repeated by the Vendor and Purchaser during the period from the date of this Agreement up to and including the day of Completion with reference to the facts and circumstances then subsisting.

	6.1.2.	Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no provision contained in this Agreement shall govern or limit the extent or application of any other provision.

	6.1.3.	The Warranties shall survive Completion insofar as the same are not fully performed on Completion.

	6.1.4.	The Vendor and the Purchaser hereby undertake to indemnify and keep indemnified the other party against any loss or liability suffered by the as a result of or in connection with any breach of any of the Warranties and against any costs and expenses incurred in connection therewith provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies of either party in relation to any such breach.

6.2	Representations, Warranties and Undertakings of the Vendor:

	6.2.1	The Vendor hereby warrants and represents that:

	(a)	it has the full power, authority and legal right to enter into this Agreement and this Agreement constitutes binding obligations on it in accordance with its terms;

	(b)	the execution and delivery of this Agreement and the consummation of transactions contemplated hereby will not result in the breach and/or cancellation and/or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which it is a party or by which it or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any court order, writ, injunction or decree of any court, administrative agency or governmental body affecting it; and

	(c)	there has been no material adverse change in the assets, as a whole, or the business, prospects, financial condition or result of operations of the Vendor since its last date of audited financial statement. For the purpose of this Clause 6.2, “material adverse change” shall mean (i) a reduction in cash balance to less than US$5,000,000; or (ii) reduction in Net Revenue (for the last 12 months) to less than US$5,000,000

	6.2.2	The Vendor hereby warrants, represent and undertakes that it shall procure that, except with the prior consent in writing of the Purchaser, the following events and matters will not occur, at any time between the date of this Agreement and Completion, or if this Agreement is rescinded or terminated earlier, the day of termination:-

	(a)	if applicable, that the Company will not issue or transfer or agree to issue and allot or transfer any securities in respect of any equity (inter alia, the issued and unissued shares) or loan capital of the Company or grant any option over or right to acquire any equity or loan capital of the Company or increase the registered capital of the Company;

	(b)	the Joint Venture and the Company (if applicable) will not borrow or otherwise raise money or incur any indebtedness or create any security over any of its assets and properties;

	(c)	the Joint Venture and the Company (if applicable) will not enter into any contract or incur any capital commitment, expenditure or contingent liability other than as contemplated under the JV Agreement and the Extinguishment Agreement;

	(d)	the Joint Venture and the Company (if applicable) will not enter into any other agreement with the Vendor or any third party or carry on any business, trading or other activities except as contemplated under this Agreement, the JV Agreement and the Extinguishment Agreement;

	(e)	if applicable, propose at its own accord or vote on any resolution in general meeting of the Company other than resolutions relating to the business of an annual general meeting which is not special business;

	(f)	if applicable, increase or authorise the increase of or undertake to increase the emoluments or benefits payable or granted to any director or employee of the Company with immediate, prospective or retrospective effect;

	(g)	if applicable, appoint any directors of the Company other than the existing directors on the date of this Agreement;

	(h)	if applicable, issue any dividends of the Company to any shareholders of the Company and/ or allow the Vendor to make any remittance of profits to its holders of equity or shares;

	(i)	if applicable, it will not sell, transfer, assign, charge, or otherwise dispose of any shares beneficially owned by him or any legal or beneficial interest in the Company (save for the sale of the Sale Shares pursuant to this Agreement)

	6.2.3	The Vendor hereby warrants, represents and undertakes it shall procure that:-

	(a)	at any time prior to Completion, the Purchaser, its agent and professional advisers are given, promptly on request, all such information regarding the business, assets, liabilities, contracts and affairs of the Vendor Group, the Company (if applicable) and the Injected Business and of the documents of title and other evidence of ownership of assets contemplated in this Agreement and the JV Agreement as the Purchaser may require; and

	(b)	whether before or after Completion, the Purchaser, its agent and professional advisers are given, promptly on request, all such other information and documents (including without limitation any accounts of the Vendor Group, the Company and accounts relating to the Injected Business) relating to the Vendor Group, the Company, the Joint Venture and the Injected Business as the Purchaser may require for the purpose of or in connection with the performance, observance and compliance by the Purchaser of any provision of the such rules, regulations and laws in force from time to time in the United States and which apply to the Purchaser or otherwise as may be required by the relevant regulatory authorities in the United States or any other applicable authorities.

	6.2.4	The Vendor hereby warrants, represents and undertakes it shall procure that on or before the day on which the Purchaser is obliged to satisfy such part of the Consideration as is referred to in Clause 3:-

	(a)	If applicable, the Vendor and its affiliates and the directors of the Company and/or the Joint Venture will each have discharged in full any indebtedness of such person to the Company and/or the Joint Venture (whether or not then due for payment);

	(b)	If applicable, the Company and/or the Joint Venture shall be released, without payment by or other cost to the Company and/or the Joint Venture, from all debts and obligations to, and from all guarantees, indemnities, mortgages and surety or security arrangements of any kind given by the Company and/or the Joint Venture in favour of the Vendor or any affiliates of the Vendor, or any director of the Company and/or the Joint Venture; and

	(c)	If applicable, the accounts of the Company and/or the Joint Venture, audited by an independent accountant acceptable to the Purchaser, will be provided to the Purchaser reflecting the matters referred to in Clauses 6.2.4(a) and (b).

and the Vendor shall, on demand, indemnify the Purchaser and keep it indemnified from and against any failure so to procure and from any liability pending any such release.

	6.2.5	The Vendor shall use its best endeavors to procure the Company (if applicable) and to procure all parties in the Joint Venture to promptly perform, observe and comply with all its obligations under the JV Agreement and the Extinguishment Agreement and take all necessary steps and sign and execute all necessary documents to facilitate or effect the transactions contemplated under the JV Agreement and the Extinguishment Agreement, including without limitation procuring such modification to the terms of the JV Agreement, the Extinguishment Agreement and other documents ancillary thereto as may be required by the Main Approving Authority and Other Approving Authorities.

	6.2.6	The Vendor shall not (save only as may be necessary to give effect to this Agreement) do or allow and shall procure that no act or omission shall occur before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given.

6.3.	Representations, Warranties and Undertakings of the Purchaser

	6.3.1	The Purchaser hereby warrants and represents that :-

	(a)	it has the full power, authority and legal right to enter into this Agreement and this Agreement constitutes binding obligations on it in accordance with its terms;

	(b)	the execution and delivery of this Agreement and the consummation of transactions contemplated hereby will not result in the breach and/or cancellation and/or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which it is a party or by which it or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any court order, writ, injunction or decree of any court, administrative agency or governmental body affecting it; and

	(c)	there has been no material adverse change in the assets, as a whole, or the business, prospects, financial condition or result of operations of the Purchaser since its last date of audited financial statement. For the For the purpose of this Clause 6.3.1(c), “material adverse change” shall mean (i) a reduction in cash balance to less than US$1,500,000; and/or (ii) termination in employment of any of Tony Tong, Richard Hui and Chuck Mueller as employees of the Purchaser.

	6.3.2	Notwithstanding any other terms and conditions of this Agreement, it is hereby agreed by the Vendor that in the event of a transfer of the Purchaser from the Nasdaq National Market to the Nasdaq Small Cap Market, , that such event shall not constitute an event of default, breach of warranty, representation or undertaking or any act or event whatsoever which would entitle the Vendor to rescind this Agreement and/or claim a breach, default or damages against the Purchaser.
7.	SPECIAL TERMS

7.1	Escrow Arrangement for Consideration Sharesand Adjustment

	7.1.1	The Vendor warrants, represents and undertakes that (i) the total Net Revenue of the Joint Venture for the period from 1st November 2001 to 31st December 2001 (“First Year”) will not be less than US$5,000,000, the period from 1st January 2002 to 31st December 2002 (“Second Year”) will not be less than US$39,000,000 and for the period from 1st January 2003 to 31st December 2003 (“Third Year”) will not be less than US$50,000,000; and (ii) the total Net Income of the Joint Venture for the First Year will not be less than US$250,000, the Second Year will not be less than US$1,950,000 and for the Third Year will not be less than US$2,500,000. The First Year, Second Year and Third Year shall collectively hereinafter be referred to as the “Warranted Years”.

The Vendor hereby agrees and acknowledges that the total Consideration payable by the Purchaser is based on the Vendor’s warranty in respect of the Net Revenue and Net Income of the Joint Venture as described above. In this regard the Vendor hereby agrees to appoint the Escrow Agent upon the terms of the Escrow Agreement in the agreed terms to hold all the Consideration Shares to be issued in accordance with this Agreement on Completion and the Vendor undertakes with the Purchaser that it shall not either sell, transfer, charge, encumber, grant options over or otherwise dispose of, or of any legal or beneficial interest in any of the Consideration Shares until such part of the Consideration Shares are released to by the Escrow Agent to the Vendor in accordance with the following schedule but subject to Clause 7.2 below :

Release Date	Number of Consideration Shares to be Released	Release Criteria
After the First Year, within 10 days of the Auditors certifying (in writing to the Purchaser that the audited financial statements (including balance sheet and profit and loss account) in accordance with generally accepted accounting principles in the United States relating to the Joint Venture and its business is acceptable and can be consolidated into the Purchaser’s audited accounts, balance sheet and financial statements.	500,000 PACT Shares	The Joint Venture has achieved (i) Net Revenue for the First Year of not less than US$5,000,000; and (ii) Net Income for the First Year of not less than US$250,000

After the Second Year, within 10 days of the Auditors certifying (in writing to the Purchaser that the audited financial statements (including balance sheet and profit and loss account) in accordance with generally accepted accounting principles in the United States relating to the Joint Venture and its business is acceptable and can be consolidated into the Purchaser’s audited accounts, balance sheet and financial statements.	1,642,000 PACT Shares	The Joint Venture has achieved (i) Net Revenue for the Second Year of not less than US$39,000,000; and (ii) Net Income for the Second Year of not less than US$1,950,000

After the Third Year, within 10 days of the Auditors certifying (in writing to the Purchaser that the audited financial statements (including balance sheet and profit and loss account) in accordance with generally accepted accounting principles in the United States relating to the Joint Venture and its business is acceptable and can be consolidated into the Purchaser’s audited accounts, balance sheet and financial statements.	1,858,000 PACT Shares	The Joint Venture has achieved (i) Net Revenue for the Third Year of not less than US$50,000,000; and (ii) Net Income for the Third Year of not less than US$2,500,000

7.1.2	The Vendor agrees and undertakes not to dismiss nor withdraw its instructions to the Escrow Agent pursuant to the Escrow Agreement unless the Escrow Agent has voluntarily resigned or ceased to act as escrow agent in accordance with the Escrow Agreement, in which case the Vendor agrees and undertakes to appoint an escrow agent (as is agreeable to the Purchaser) in its place to act as escrow agent on the same terms and conditions of the Escrow Agreement.

7.1.3	In the event any of the Release Dates referred to above is not a Business Day in Hong Kong, then the relevant portion of the Consideration Shares shall be released on the immediately following Business Day.

7.1.4	It is agreed that where reference to US$ is made in this Clause 7.1, it shall also mean and include “or its equivalent value in RMB at the mid-price of bid and offer of the prevailing exchange rate quoted by the Bank of China in the PRC at 11.00 am on the last Business Day of the relevant financial year of the Joint Venture subject to the Maximum Rate (as defined hereafter), which if exceeded shall be deemed to be the Maximum Rate. The parties agree that the fluctuation in the prevailing exchange rate under this Agreement shall be limited to a maximum of not more than 10% of the mid-price of bid and offer of the prevailing exchange rate quoted by the Bank of China in the PRC at 11.00 am on the day of Completion (the "Maximum Rate").

7.1.5	The Vendor hereby warrants, represents and undertakes that it shall, within 60 days will make the best effort in reasonable short period time after Completion enter into the following agreements with the Purchaser :-

(a) The EMS Software Agreement;

(b) The EMS License; and

(c) The EMS Distribution Agreement.

(the EMS Software Agreement, EMS License and EMS Distribution Agreement are all collectively herein this Agreement referred to as the “PACT-Holley Agreements”)

	7.1.6	The Vendor hereby agrees and undertakes that after Completion and issue and allotment of the Consideration Shares in the name of the Vendor that it shall not nominate more than three (3) directors to the board of directors of the Purchaser.
Currently, there are 6 directors (including independent directors) that have been elected by the shareholders to serve on the board of directors of the Purchaser.

7.2	Adjustments Consideration Shares and the Purchaser Board Seats

	7.2.1	Adjustment in Consideration Shares :- In the event that any of the Net Revenue or Net Income as warranted by the Vendor in Clause 7.1.1 during any of Warranted Years fall below any of the amounts specified in the corresponding Release Criteria set out in Clause 7.1.1 above then the Vendor shall upon written notice (“Notice”) by the Purchaser, pay to the Purchaser an amount in the form of PACT Shares on each of the relevant Release Dates which is calculated as follows :

Number of PACT Shares to be delivered by Vendor to Purchaser (“Adjustment Shares”) = Number of Consideration Shares to be released by the Escrow Agent on any relevant Release Date multiplied by the greater of either Adjustment Percentage A (as defined below) or Adjustment Percentage B (as defined below).

Adjustment Percentage A, shall mean the warranted Net Revenue amount minus the actual amount of Net Revenue during the relevant term of Warranted Years divided by the warranted Net Revenue amount during the relevant term of the Warranted Years, of which 5% is then subtracted

Adjustment Percentage B, shall mean the warranted Net Income amount minus the actual amount of Net Income during the relevant term of Warranted Years divided by the warranted Net Income amount during the relevant term of the Warranted Years

Notwithstanding the above calculation of Adjustment Shares, in the event that either Adjustment Percentage A plus 5% or Adjustment Percentage B is greater than 50%, the Vendor hereby agrees it shall pay to the Purchaser 100% of the Consideration Shares to be released on the applicable Release Date.

Upon any of the events described above occurs, the Purchaser shall provide the Escrow Agent with the Notice, that will include the calculation of Adjustment Shares (which shall be deemed final and correct upon such delivery save in the event of a manifest error), and the Escrow Agent shall immediately thereafter deliver the Adjustment Shares or all the Consideration Shares falling to be released on the Relevant Release Date (as the case may be) to the Purchaser. In addition, the Vendor shall do and execute or procure to be done and executed all other necessary acts, deeds, documents and things within its power to transfer and assign the legal and beneficial ownership of the Adjustment Shares or all the Consideration Shares falling to be released on the Relevant Release Date (as the case may be) in the name of the Purchaser. For the avoidance of doubt, the balance of the Consideration Shares after deducting the Adjustment Shares delivered to the Purchaser (if any) on the Relevant Release Date shall be released and delivered by the Escrow Agent to the Vendor.

	7.2.2	Adjustment in the Purchaser Board Seats :– In the event that any of the actual Net Revenue or Net Income achieved by the Joint Venture during any of the Warranted Years is/are less than 50% of the respective amounts specified in the corresponding Release Criteria during the Warranted Years and set out in Clause 7.1.1, the Vendor agrees that the number of directors it may be entitled to nominate to the board of the Purchaser shall be reduced by one (1) director for every year during the Warranted Years it fails to meet the warranted Net Revenue or Net Income. In the event that the number of directors appointed/nominated by the Vendor to the board of directors of the Purchaser exceeds the number the directors the Vendor is entitled to appoint/nominate in accordance with the terms of this Agreement, the Vendor shall immediately procure such director(s) exceeding the number it is entitled to nominate to resign as a director of the Purchaser (and shall keep the Purchaser fully indemnified of any claims or proceeding such resigning director may have against the Purchaser).

7.3	Rights Attached to Consideration Shares while in Escrow

	7.3.1	It is hereby agreed by the parties that the Vendor shall be allowed to exercise at any time, any rights (whatsoever) it may have as a registered owner of such portion of Consideration Shares (including voting rights, rights to appoint directors or rights to attend meetings of members) that the Escrow Agent is holding pursuant to Clause 7.1 and which have not been released on or by the relevant Release Date to the Vendor, except for the rights outlined in Clause 7.3.2.

	7.3.2	It is further agreed by the Vendor that if any dividends are declared or any distributions are made to any shareholders of PACT Shares, the dividends and such distributions attached to such Consideration Shares which are held by the Escrow Agent in the meantime, pursuant to Clause 7.1, shall be paid to Escrow Agent. It is agreed that dividends and distributions attached to each Consideration Share and held by the Escrow Agent shall only be released by the Escrow Agent, together with any interest thereon, to the Vendor as and when such Consideration Shares fall to be released in accordance with Clause 7.1. All remaining dividends and distributions (together with interest thereon) held by the Escrow Agent shall be released to the Purchaser on the relevant Release Dates.

7.4	Right of First Refusal

	7.4.1	Before any shares or interest in the Joint Venture be sold or otherwise transferred or Disposed of by the Vendor (“Selling Shareholder”), the Purchaser shall have a right of first refusal (“Right of First Refusal”) to purchase such shares or interest (“Offered Securities”) in accordance with Clauses 7.4.2 and 7.4.3 below.

	7.4.2	Before the transfer or Disposal of any Offered Securities, the Selling Shareholders shall deliver to the Purchaser and the Company a written notice (“Transfer Notice”) stating :-

(a) the Selling Shareholder’s intention to sell or otherwise Dispose of such Offered Securities;
(b) the name of each proposed purchaser or other transferee (a “Proposed Transferee”);
(c) the number of Offered Securities to be transferred to each Proposed Transferee;
(d) the cash price and/or other consideration for which the Selling Shareholder proposes to transfer the Offered Securities to the Proposed Transferee (“Offered Price”).

The Transfer Notice shall certify that the Selling Shareholder(s) has received a firm offer from the Proposed Transferee(s) and in good faith believes a binding agreement for the Disposal is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Disposal. The Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell the Offered Securities to the Purchaser.

	7.4.3	The Purchaser shall have a right, upon notice to the Selling Shareholder at any time within 30 calendar days after receipt of the Transfer Notice, to purchase all, any or a portion of such Offered Securities at (a) such price per share of the Offered Securities as (i) determined by an independent international appraiser experienced in the valuation of such shares and business of the Company as chosen by the Purchaser or (ii) the Offered Price, which ever shall be lower (“Purchaser Offer Price”); and (b) upon the same terms (or as similar as reasonably possible), upon which the Selling Shareholder is proposing or is to Dispose of such Offered Securities, save the sale/purchase price shall be the Purchaser Offer Price, and the Selling Shareholder shall, upon receipt of the notice of purchase from the Purchaser, sell such Offered Securities to the Purchaser pursuant to such terms, with such closing to take place within 45 calendar days after delivery of the Transfer Notice (“Purchase Right Period”).

	7.4.4	If any of the Offered Securities proposed in the Transfer Notice to be transferred are not purchased by the Purchaser, then after expiry of the Purchase Right Period, the Selling Shareholder may sell or otherwise transfer or Dispose of such Offered Securities which have not been purchased by the Purchaser at the Offered Price or at a higher price, provided that such sale or other transfer shall be completed and consummated within 45 days after the expiry of Purchase Right Period, and provided further that the Proposed Transferee agrees in writing that the provisions of this Agreement and any Shareholder’s Agreement between the Purchaser and the Vendors regulating their respective rights within the Company (if any) shall continue to apply to the Offered Securities that are transferred to the Proposed Transferee. If the Offered Securities described in the Transfer Notice are not transferred to the Proposed Transferee within such 45 day period, such Selling Shareholder will not transfer or Dispose of any Offered Securities unless such securities are first re-offered to the Purchaser in accordance with Clauses 7.4.2 and 7.4.3 above.

7.5	Right of First Offer for Sale Shares

	7.5.1	If within 24 months from the Completion Date, any of the following events shall occur (“Sale Events”), then the Vendor shall have the right to purchase all of the Sale Shares (but not part thereof) from the Purchaser in priority to any other party or third party at the lower consideration of (i) as determined by an independent international appraiser experienced in the valuation of such shares and business of the Company as chosen by mutual agreement by the Purchaser and the Vendor, based on a willing buyer and a willing seller or (ii) as the parties may agree (“JV Share Price”):-

(a) The Purchaser having sought creditor’s protection under Chapter 7 or Chapter 11 of the United States’ insolvency or bankruptcy laws and regulations; or

(b) The departure, retirement or termination of employment of Tony Tong, Richard Hui and Chuck Mueller of the Purchaser. For the avoidance of doubt, so long as any one of the aforesaid persons are still an employee, independent contractor or consultant of the Purchaser then this provision shall not apply.

	7.5.2	If any of the Sale Events occur within 24 month from the Completion Date, then the Vendor shall within 30 calendar days of any of the Sale Events occurring serve such written notice on the Purchaser exercising its rights to purchase all the Sale Share at the JV Share Price. Completion of the sale and purchase of the Sale Shares pursuant to this Clause shall occur within 45 calendar days from receipt of written notice by the Purchaser and upon such completion date, the Vendor shall deliver all of the relevant consideration to the Purchaser in cash in exchange for the relevant share certificates and other necessary transfer documents for the Sale Shares. If no written notice is served by the Vendor on the Purchaser in accordance with this Agreement, then the Purchaser shall have the right to dispose of all or any of the Sale Shares as it shall deem appropriate without offering the same to the Vendor.

7.6	Assignment of Reselling and Development Rights of EMS and ETS

The Purchaser hereby undertakes that it shall use reasonable efforts to procure that such research and development rights (as agreed upon by the Purchaser) of certain Energy Management System (“EMS”) and Energy Trading System (“ETS”) solutions and applications are assigned by the Purchaser to the Vendor as soon as possible after the Completion Date. In the event that the Purchaser is unable to procure the assignment of such EMS and ETS to the Vendor, then the Vendor shall have no rights or claims against the Purchaser for failing to do so.

7.7	Appointment to Board of Joint Venture

The Vendor hereby agrees that it shall and shall procure that so long as the Purchaser is a beneficial owner of shares or has an equitable interest in the Joint Venture, it shall procure that the Purchaser shall have a right to appoint a majority of directors to the Joint Venture and in the event that the number of directors to the board of the Joint Venture is 5 that the Purchaser shall have the right to nominate at least 3 directors.

8.	CONFIDENTIALITY AND EXCLUSIVE NEGOTIATION

8.1	Confidentiality

The parties recognize that, in connection with the performance of this Agreement, a party (in such capacity, the “Disclosing Party”) may disclose Confidential Information to another party (in such capacity the “Receiving Party”). The Receiving Party agrees (A) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement and (B) not to disclose any such Confidential Information to any Person whatsoever, except (1) to its employees who are reasonably required to have the Confidential Information in connection herewith; provided, however, that the Receiving Party shall remain liable for any breach by its employees of any provision of this Clause 8.1, (2) to its agents, representatives, lawyers and other advisers that have a need to know such Confidential Information, subject to the written obligation of any such agent, representative, lawyer or other advisor to whom Confidential Information is disclosed in accordance with this Clause 8.1 to maintain the confidentiality thereof, and (3) pursuant to, and to the extent of, a request or order by a governmental authority. The Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, the Disclosing Party’s Confidential Information. Each party acknowledges and agrees that (i) any violation of these provisions could cause irreparable injury to the Disclosing Party for which money damages would be inadequate to compensate for such breach, and (ii) as a result, the Disclosing Party may, in addition to other remedies, seek to immediately obtain and enforce injunctive relief prohibiting the breach or threatened breach of the provisions of this Clause 8.1 without the necessity of proving actual damages or compelling specific performance.

8.2	Exclusive Negotiation

	(a)	The Vendor hereby agrees and undertakes that it will not after the date of this Agreement enter into any negotiations to form any agreement, understanding or joint venture with any third party relating to e-commerce services of a similar nature to those services contemplated in this Agreement and to be carried on by the Joint Venture without the express written consent of the Purchaser. This Clause shall survive Completion or termination of this Agreement.

	(b)	The Purchaser hereby undertakes and agrees that it will not after the date of this Agreement enter into any negotiations or agreements to merge with or acquire any other entity with similar business as the Joint Venture or enter into any negotiations or agreements to merge with or acquire any other entity whereby the Purchaser shall issue (in aggregate) more than 5% of its entire issued share capital on a fully diluted basis (after issue of such shares to such entity) subsequent to the date of this Agreement without the express written consent of the Vendor. The Purchaser further undertakes and agrees that it shall not to grant any warrants or options without written consent of the Vendor.

	(c)	It is further agreed and the Vendor hereby represents and undertakes that in the event any of the Net Income and Net Revenue targets are not satisfied in any of the First Year, Second Year or Third Year (as set out in Clause 7.1.1) or the Escrow Agent has not released all of the Consideration Shares to the Vendor, the Purchaser shall be released from its undertakings, obligations and the terms and conditions outlined in 8.2 (b) above.

9.	OUTSOURCING

9.1	The Vendor hereby agrees that it shall use its best endeavors to ensure that all goods, services and technology requirements of the Vendor Group, including procurement for electrical devices and information technology services shall first be outsourced and/or contracted from the Joint Venture and its Subsidiaries upon such terms and conditions agreeable to the Purchaser prior to acquiring, licensing or contracting for the same from a relevant third party.

10.	RELEASE
Both parties agree that neither of them shall be released from its obligations hereunder by the granting by the other party of any time or other indulgence, or by the taking by the other party of any other security in respect of the obligations or liabilities of such party to this Agreement or by the termination or variation of any of the provisions of this Agreement or of any such other security or the release of any other security.

11.	FURTHER ASSURANCE AND INFORMATION

11.1	Upon and after Completion each party shall do and execute or procure to be done and executed all other necessary acts, deeds, documents and things within their power to give effect to this Agreement.

11.2	Both parties shall mutually provide or procure to be provided all information that from time to time may be reasonably requested or required (both before and after the Completion Date) from time to time relating to the business and affairs of the Joint Venture, the Injected Business, the Vendor Group, the Company and each of it Subsidiaries, and the Purchaser.

12.	COSTS

12.1	Each party to this Agreement shall pay its own legal costs and expenses and other incidental costs and disbursements in relation to the negotiations leading up to the purchase of the Sale Shares, the establishment of the Joint Venture and all other matters and transactions contemplated under this Agreement and to the preparation, execution and carrying into effect of this Agreement.

13.	ANNOUNCEMENTS

No party hereto shall except as required by law or the rules and regulations in the United States or NASDAQ stock exchange or relevant authority in the United States make any announcement or communication to the press in connection with the transaction hereby contemplated or effected without the written approval of the other party. Notwithstanding anything contained in this Agreement, the Purchaser shall be permitted to make such announcements and disclosure in respect of this Agreement and the matters contemplated herein to its shareholders and the relevant government and regulatory authority in the United States.

14.	RETURN OF DOCUMENTS

If this Agreement ceases to have effect both parties shall release and return to the other party all documents concerning the other party and provided to such party or its advisors in connection with this Agreement.

15.	COMPLETE AGREEMENT

This Agreement represents the entire and complete agreement between the parties in relation to the subject matter hereof and supersedes any previous agreement whether written or oral in relation thereto. No variations to this Agreement shall be effective unless made or confirmed in writing and signed by all the parties hereto.

16.	ASSIGNMENT

16.1	This Agreement shall be binding upon and inure for the benefit of each party's successors and assigns [and personal representatives] (as the case may be) but, except as expressly provided herein, none of the rights of the parties under this Agreement shall be assigned or transferred without the agreement in writing of the other party.

17.	SEVERABILITY

In the event that any provision of this Agreement is held to be unenforceable, illegal or invalid by any court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions shall not be affected nor shall any subsequent application of such provisions be affected. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

18.	COUNTERPARTS

This Agreement may be executed in counterparts with the same force and effect as if executed on a single document and all such counterparts shall constitute one and the same instrument.

19.	REMAINING IN FORCE

The provisions of this Agreement insofar as the same shall not have been performed at Completion shall remain in full force and effect notwithstanding Completion.

20.	TIME OF THE ESSENCE

Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be substituted by Agreement in writing between or on behalf of the Vendor and the Purchaser.

21.	NO WAIVER

21.1	No failure or delay by a party to this Agreement in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a party to this Agreement of any breach by the other party of any provisions of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

22.	NOTICES

22.1	Any notice required to be given under this Agreement shall be sufficiently given if delivered in person, forwarded by registered post or sent by overnight international couriers or facsimile transmission to the relevant party at its address, or fax number set out below (or such other address as the addressee has by five days prior written notice specified to the other parties):

To the Vendor:	Holley Group Share Holding Co., Ltd.
No. 493 Moganshan Rd., Hangzhou 31005 China

	Fax Number:	86-571-88081888
	Attention:	Wang Li Cheng

To the Purchaser:	PacificNet.com, Inc.
29th Floor, 3 Lockhart Road, Wanchai, Hong Kong

	Fax Number:	852-27930689
	Attention:	Tony Tong

22.2	Any notice (i) sent by pre–paid registered post shall be deemed to have been served [48] hours after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted by prepaid registered letter post; and sent by facsimile transmission shall be deemed to have been served on the receipt of a completed transmission without error and answer–back advice; and (iii) sent by overnight international courier shall be deemed to have been served [48] hours after the time at which it was delivered to such courier and in proving such service it shall be sufficient to prove that the notice was properly addressed and delivered to the courier; and (iv) if delivered in person shall be deemed to have been served at the time of delivery at the address of the relevant party.

22.3	The Vendor will appoint an agent, within 5 business days following signature by the parties of this Agreement, to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Vendor for this purpose, the Vendor shall promptly appoint a successor agent and notify the other parties hereto. The Vendor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Vendor.

22.4	The Purchaser hereby appoints the Purchaser’s Solicitors as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Purchaser for this purpose, the Purchaser shall promptly appoint a successor agent and notify the other parties hereto. The Purchaser agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Purchaser.

23	GOVERNING LAW AND ARBITRATION

23.1	For any disputes arising between the Purchaser and the Vendor regarding the establishment and the operation of the Joint Venture, the PRC Laws will be the governing law.

For any disputes arising from the allotment of the consideration shares, or the appointment of directors to the Purchaser’s Board, USA Delaware laws will be the governing laws.

23.2	Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. This arbitral award is final and binding upon both parties

24.	CONFLICT OF LANGUAGE

This Agreement has been written in the English language and the Chinese language. The parties hereby agree that in the event of a conflict between the English language and the Chinese language of the Agreement, the English language and version shall prevail.

AS WITNESS the parties hereto have caused this agreement to be executed the day and year first above written.

EXECUTION PAGE

SIGNED BY	)	./s/ TONY TONG
Chairman and CEO
)
for and on behalf of	)	PACIFICNET.COM, INC
)
)
in the presence of :	)

SIGNED BY	)	./s/ LICHENG WANG
	)	Chairman
for and on behalf of	)
	)	HOLLEY GROUP SHARE HOLDING CO., LTD.
)
in the presence of :	)